Exhibit 4.1

Complete Production Services, Inc.
and
the Guarantors Named Herein
INDENTURE
Dated as of December 6, 2006
Wells Fargo Bank, National Association,
as Trustee
8% Senior Notes due 2016

i

EXHIBITS

Exhibit A:	FORM OF NOTE
Exhibit B:	FORM OF CERTIFICATE OF TRANSFER
Exhibit C:	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D:	FORM OF CERTIFICATE FROM ACQUIRING
INSTITUTIONAL ACCREDITED INVESTOR

CROSS-REFERENCE TABLE*
Trust Indenture Act

TIA Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	12.03
(c)	12.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06; 12.02
(d)	7.06
314 (a)	4.03; 4.04(a); 12.02
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315 (a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	N.A.
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	12.01

TIA Section	Indenture Section
(b)	N.A.
(c)	12.01
N.A. means not applicable.

*   This Cross-Reference Table is not part of this Indenture.

v

     INDENTURE, dated as of December 6, 2006 (the “Indenture”), among Complete Production Services, Inc., a Delaware corporation (the “Company”), the Guarantors identified herein and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the registered holders (the “Holders”) of the 8% Senior Notes due 2016 (the “Initial Notes”) and the 8% Senior Notes due 2016 to be issued in exchange for such Initial Notes in the Exchange Offer (the “Exchange Notes” and, together with the Initial Notes and any Additional Notes that may be issued in the future in accordance with Article 2, the “Notes”):
ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01. Definitions.
     “144A Global Note” means a global note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person; provided that, for purposes of clause (8) of the definition of “Permitted Indebtedness,” such Indebtedness was not incurred in contemplation of, or in connection with, such merger, asset acquisition or such Person becoming a Subsidiary, as the case may be.
     “Additional Interest” has the meaning specified in the Registration Rights Agreement.
     “Additional Notes” means Notes issued pursuant to Article 2 and in compliance with Section 4.09 after the Issue Date.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” shall mean the power to direct management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Wholly-Owned Restricted Subsidiary.
     “Applicable Premium” means, with respect to any note on any redemption date, the greater of: (a) 1.0% of the principal amount of the note, and (b) the excess of (1) the present value at such redemption date of (A) the redemption price of the note at December 15, 2011 (such redemption price being set forth in paragraph 5 of the Note attached hereto) plus (B) all required interest payments due on the note during the period from such redemption date through December 15, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the note.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for any beneficial interests in any Global Note, the rules and the procedures of the Depositary that apply to such transfer or exchange.
     “Asset Acquisition” means: (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which the Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person, other than a Restricted Subsidiary, which constitute all or substantially all of the assets of such Person; or (3) the acquisition by the Company or any Restricted Subsidiary of any division or line of business of any Person, other than a Restricted Subsidiary.
     “Asset Sale” means: (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory or equipment in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.16 and/or Section 5.01 and not by the provisions of Section 4.15; and (2) the issuance of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.
     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million; (2) a transfer of assets between or among the Company and its Restricted Subsidiaries; (3) the granting of any Liens permitted by this Indenture and any foreclosure thereof; (4) leases or licenses in the ordinary course of business; (5) sales or dispositions of assets in concurrent exchange for capital assets used or useful in a Permitted Business, provided such assets have a fair market value equal to or greater than the assets sold or disposed of (for the avoidance of doubt, the foregoing excludes a sale or disposition in connection with a Sale and Leaseback Transaction); (6) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; and (7) a Restricted Payment or Permitted Investment that is permitted by Section 4.07.
     “Attributable Debt” means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor, of the lease included in the transaction. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Board of Directors” means: (1) with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation; (2) with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Board Resolution” means, with respect to any entity, a copy of a resolution certified by the Secretary or Assistant Secretary of that entity to have been duly adopted by the Board of Directors of that entity and to be in full force and effect on the date of certification, and delivered to the Trustee.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York or Houston, Texas are authorized or obligated by law, regulation or executive order to close.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
     “Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Change of Control” means: (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 14d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”) whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the Board of Directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) other than a transaction involving a merger of the Company into a wholly-owned subsidiary of a Person if following such transaction the common stock of the Company outstanding immediately prior to such transaction is changed into or exchanged for, in addition to any other consideration, securities of such acquiring Person that represent immediately after such transactions at least a majority of the common stock of such Person; or (2) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company ceases to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Clearstream” means Clearstream Banking, société anonyme, Luxembourg.
     “Company” means Complete Production Services, Inc., until a successor replaces it and thereafter, means the successor.
     “Consolidated Cash Flow Available for Fixed Charges” means, with respect to the Company and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of: (1) Consolidated Net Income; (2) Consolidated Non-cash Charges; (3) Consolidated Interest Expense; and (4) Consolidated Income Tax Expense.
     “Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company and its Restricted Subsidiaries, the ratio of: (1) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Four Quarter Period”); to (2) the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period.
In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:
     (a) the incurrence or repayment of any Indebtedness, other than revolving credit borrowings, of the Company or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and
     (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the Company or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired

Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:
     (i) Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio;
     (ii) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the Company and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the Company and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Company and its Restricted Subsidiaries in the operation of the Company’s business at similarly situated facilities.
     Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:
     (A) interest on outstanding Indebtedness, other than Indebtedness referred to in the item (B), determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;
     (B) only actual interest payments associated with Indebtedness incurred in accordance with clause (4) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and
     (C) if interest on any Indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period.
     “Consolidated Fixed Charges” means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication, (a) the amounts for such period of Consolidated Interest Expense and (b) the product of (i) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Stock or preferred stock of the Company and its Restricted Subsidiaries on a consolidated basis and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.
     “Consolidated Income Tax Expense” means, with respect to the Company and the Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries, for any period, without duplication, the sum of:
     (a) the interest expense of the Company and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:
     (i) any amortization of debt discount;
     (ii) the net cost under Interest Rate Agreements;
     (iii) the interest portion of any deferred payment obligation;
     (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
     (v) all accrued interest for all instruments evidencing Indebtedness; and
     (vi) the interest component of Capital Leases;
in each case paid or accrued by the Company and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means the net income of the Company and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude: (1) net after-tax extraordinary gains or losses; (2) net after-tax gains or losses attributable to Asset Sales; (3) the net income (or loss) of any Person which is not a Restricted Subsidiary or which is accounted for by the equity method of accounting; provided that Consolidated Net Income shall include (i) the net income of such Person to the extent of the amounts of dividends or distributions actually paid to the Company or any Restricted Subsidiary and (ii) the net loss of such Person to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; (4) the net income or loss prior to the date of acquisition of any Person combined with the Company or any Restricted Subsidiary in a pooling of interests transaction; (5) the net income (but not loss) of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; (6) the cumulative effect of any changes in accounting principles; and (7) non-cash charges relating to employee compensation expenses.
     “Consolidated Non-Cash Charges” means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from write-downs of non-current assets, in each case which reduces the Consolidated Net Income of the Company and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

     “Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.
     “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 6, 2006, among the Company, Integrated Production Services, Ltd., the agents and the other banks which are or become parties from time to time thereto, as it has been and may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or supplement facility entered into in the compliance with this Indenture.
     “Credit Facilities” mean, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loan, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor thereto.
     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means The Depository Trust Company, until a successor shall have been appointed and become such Depositary pursuant to this Indenture and shall mean its successor.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than upon an optional redemption by the Company), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07
     “Domestic Subsidiary” means any one of the Restricted Subsidiaries that was formed under the laws of the United States or any state of the United States or the District of Columbia.
     “DTC” means The Depository Trust Company.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “Exchange Notes” means the Notes to be issued in the Exchange Offer pursuant to Section 2.06 hereof.
     “Exchange Offer” means the Registered Exchange Offer contemplated by the Registration Rights Agreement.
     “Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
     “Exchanging Dealer” means a broker-dealer that exchanges Notes in a Registered Exchange Offer that it has acquired for its own account as a result of market making activities or other trading activities.
     “Foreign Restricted Subsidiary” means any of the Restricted Subsidiaries that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.
     “Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(c) or 2.06(f) hereof.
     “Government Securities” means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Guarantors” means each of (1) the Domestic Subsidiaries that are party to this Indenture on the date hereof; and (2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture; and their respective successors and assigns.
     “incur” means create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of any Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the incurrence of Indebtedness.
     “Indebtedness” means, as applied to any Person, without duplication: (1) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit, or reimbursement agreements in respect thereof, which the Person has, directly or indirectly, created, incurred or assumed; (2) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any lien in respect of property owned by the Person, whether or not the Person has assumed or become liable for the payment of the Indebtedness; provided that the amount of the Indebtedness, if the Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time, as determined in good faith by the Person, of the property subject to the lien; (3) any indebtedness, whether or not for borrowed money, excluding trade payables and accrued expenses arising in the ordinary course of business, with respect to which the Person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, in each case due more than 6 months in the future of any property or service or business acquired by the Person, whether by purchase, consolidation, merger or otherwise; (4) the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the Person; (5) all Attributable Debt of the Person in respect of Sale and Leaseback Transactions not involving a Capital Lease; (6) any indebtedness of any other Person of the character referred to in clauses (1) through (5) above with respect to which the Person whose Indebtedness is being determined has become liable by way of a guaranty; (7) all Disqualified Stock of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price; (8) any preferred stock of any Restricted Subsidiary of the Person other than a Guarantor valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture and if the price is based upon, or measured by, the fair market value of the Disqualified Stock, the fair market value shall be determined in good faith by the Board of Directors of the issuer of the Disqualified Stock.
     “Indenture” means this Indenture, as amended or supplemented from time to time in accordance with Article 10 hereof.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” means $650,000,000 in aggregate principal amount of Notes issued under this Indenture on the date hereof.
     “Initial Purchasers” means Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc and J.P. Morgan Securities Inc.
     “Interest Rate Agreements” means, with respect to the Company and its Restricted Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.
     “Institutional Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
     “Investment” means, as applied to any Person: (1) any purchase or other acquisition by the Person of Indebtedness, Equity Interests or other securities of any other Person; or (2) any loan, advance or capital contribution by the Person to any other Person and any other item which would be classified as an “investment” on a balance sheet of the Person prepared in accordance with GAAP, including without limitation any contribution by the Person of property or assets to a joint venture, partnership or other business entity in which the Person retains an interest, it being understood that a purchase or other acquisition by the Person of assets of any other Person, other than Indebtedness, Equity Interests or other securities, shall not constitute an “Investment” for purposes of this Indenture. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of the Company’s direct or indirect Restricted Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The amount classified as Investments made during any period shall be the aggregate cost to the Company and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on the Investments or as loans from any Person in whom the Investments have been made.
     “Investment Grade Status” shall occur when the Notes receive a rating of “BBB?” or higher from S&P (or its equivalent under any successor rating categories of S&P) and a rating of “Baa3” or higher from Moody’s (or its equivalent under any successor rating categories of Moody’s) or, if either such entity ceases to rate the Notes for reasons outside the normal control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is used in Rule 15c3-1 under the Exchange Act, selected by the Company as a replacement agency.
     “Issue Date” means December 6, 2006, the date of original issuance of the Notes.
     “Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
     “Lien” means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or other), security interest or encumbrance of any kind in respect of such asset whether or not filed, recorded or otherwise perfected under applicable law. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to a Capital Lease.
     “Liquidated Damages” means all Additional Interest then owing pursuant to the Registration Rights Agreement.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Proceeds” means, with respect to any Asset Sale or sale of Capital Stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, net of: (1) brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers; (2) provisions for all taxes payable as a result of the Asset Sale; (3) amounts required to be paid to any Person, other than the Company or any Restricted Subsidiary, owning a beneficial interest in the assets subject to the Asset Sale; (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and (5) amounts required to be applied to the repayment of Indebtedness secured by any Lien on the asset or assets sold in the Asset Sale.
     “Non-Recourse Debt” means Indebtedness: (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (b) constitutes the lender; and (2) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) that is non-recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “Notes” has the meaning assigned to it in the preamble to this Indenture.
     “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor Person, and shall initially be the Registrar.
     “Offering” means the offering of the Notes by the Company pursuant to the Company’s Offering Memorandum, dated November 29, 2006.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, and Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
     “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of this Indenture, including, without limitation, Sections 12.04 and 12.05 hereof.
     “Opinion of Counsel” means an opinion of legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of, including, without limitation, Sections 12.04 and 12.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
     “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to the Depository Trust Company, shall include Euroclear and Clearstream.
     “Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.
     “Permitted Indebtedness” means any of the following:
     (1) Indebtedness evidenced by the Notes issued on the date of this Indenture and the incurrence by the Guarantors of the Subsidiary Guarantees of the Notes;
     (2) Indebtedness outstanding on the execution date of this Indenture (other than Indebtedness referred to in clause (1), (4) or (5) of this definition);

     (3) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of Capital Leases, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $30.0 million and (ii) 3.0% of the Company’s Consolidated Tangible Assets (determined as of the date of the most recent available quarterly or annual balance sheet after giving pro forma effect to such incurrence and the application of the proceeds therefrom and any Asset Sales since such date);
     (4) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities and guarantees thereof by its Restricted Subsidiaries; provided, however, that the aggregate principal amount of all Indebtedness incurred by the Company and its Restricted Subsidiaries pursuant to this clause (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding at any one time does not exceed the greater of (i) $350 million and (ii) 30.0% of the Company’s Consolidated Tangible Assets (determined as of the date of the most recent available quarterly or annual balance sheet after giving pro forma effect to such incurrence and the application of the proceeds therefrom and any Asset Sales since such date);
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (a) if the Company or a Guarantor is the obligor on such intercompany Indebtedness, such intercompany Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to, in the Company’s case, the Notes, and, in the case of a Guarantor, the Subsidiary Guarantees; and
     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries that is a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;
     (6) Indebtedness under Interest Rate Agreements;
     (7) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Indenture to be incurred (including under clause (2) but other than pursuant to clauses (4), (5), (9) and (10) of this definition); provided, however, that none of its Restricted Subsidiaries that is not a Guarantor may repay, refund, renew, replace, extend or refinance, in whole or in part, any Indebtedness previously incurred by the Company or any of its Restricted Subsidiaries that is a Guarantor;

     (8) the incurrence of Acquired Indebtedness if, immediately after incurring such Indebtedness and after giving pro forma effect thereto, the Company would be permitted to incur at least $1.00 of Indebtedness pursuant to the Section 4.09(a); provided, however, that Acquired Indebtedness incurred pursuant to this clause (8) shall not exceed an aggregate principal amount of $20.0 million at any time outstanding;
     (9) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or Event of Default;
     (10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, which, when taken together with the principal amount (or accreted value, as applicable) of all other Indebtedness incurred pursuant to this clause, including all Permitted Refinancing Indebtedness incurred to repay, refund, renew, replace, extend or refinance any Indebtedness incurred pursuant to this clause, will not exceed $50.0 million; and
     (11) the Guarantee by any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred under this Indenture.
     “Permitted Investments” means any of the following:
     (1) Investments made or owned by the Company or any Restricted Subsidiary in:
     (A) marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;
     (B) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date a rating of at least “A” from either Standard & Poor’s Ratings Group and its successors (“S&P”) or Moody’s Investors Service, Inc. and its successors (“Moody’s”);
     (C) commercial paper maturing no more than 365 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody’s;
     (D) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada (“Permitted Banks”);
     (i) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P or “Prime-2” or better (or comparably if the rating system is changed) by Moody’s; or
     (ii) the long-term debt obligations of which are, as at such date, rated either “A” or better (or comparably if the rating system is changed) by either S&P or Moody’s;
     (E) eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;
     (F) bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;
     (G) obligations of the type described in clauses (A) through (F) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Company or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;
     (H) shares of money market mutual funds substantially all of the assets of which as at such date are Investments of the kinds described in clauses (A) — (I) of this definition; and
     (I) auction rate investments having as at such date one of the two highest ratings obtainable from either S&P or Moody’s;
     (2) investments by the Company or any Restricted Subsidiary in (a) the Company or any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or any Restricted Subsidiary;
     (3) the making or ownership by the Company or any Restricted Subsidiary of Investments: (i) arising out of loans and advances to employees incurred in the ordinary course of business; (ii) arising out of extensions of trade credit or advances to third parties in the ordinary course of business; and (iii) acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;
     (4) the creation or incurrence of liability by the Company or any Restricted Subsidiary, with respect to any guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;
     (5) Investments with respect to any Interest Rate Agreements of the Company or any Restricted Subsidiary;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under Section 4.15 hereof;
     (9) Permitted Joint Venture Investments made by the Company or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time that, when taken together with all other Investments made pursuant to this clause, does not exceed $20.0 million; and
     (10) Investments by the Company or any Restricted Subsidiary in other Investments, in an aggregate amount outstanding at any time that, when taken together with all other Investments made pursuant to this clause, does not exceed the greater of (a) $20.0 million or (b) 3.0% of Consolidated Tangible Assets (determined as of the date of the most recent available quarterly or annual balance sheet after giving effect to any Asset Sales since such date).
     “Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day to day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 30% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.
     “Permitted Liens” means any of the following:
     (1) Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (4) of the definition of “Permitted Indebtedness”;
     (2) Liens in favor of the Company and its Restricted Subsidiaries that are Guarantors;
     (3) Liens on any property, asset or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and do not extend to any other property or asset owned by the Company or any of its Restricted Subsidiaries;
     (4) Liens on any property or asset existing at the time of its acquisition by the Company or any Restricted Subsidiary, provided that such Liens were not created or incurred in connection with, or in contemplation of, such acquisition and do not extend to any other property or asset;
     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred by the Company or a Restricted Subsidiary in the ordinary course of business;

     (6) Liens securing obligations of the Company or any Restricted Subsidiary under Interest Rate Agreements;
     (7) Liens existing on date hereof provided that (a) the aggregate principal amount of the Indebtedness, if any, secured by such liens does not increase, and (b) such liens do not encumber any property other than the property subject thereto on the date hereof;
     (8) Liens securing Non-Recourse Debt;
     (9) any interest or title of a lessor under an operating lease;
     (10) Liens arising by reason of deposits necessary to obtain standby letters of credit constituting Indebtedness of the Company or of its Restricted Subsidiaries in the ordinary course of business;
     (11) Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness (including in respect of Capital Leases, other than in respect of Sale and Leaseback Transactions) incurred for the purpose of (a) financing all or any part of the purchase price (including by such Capital Leases) of such property or assets incurred prior to, at the time of, or within 180 days after, the acquisition of such property or assets or (b) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction or improvement of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds);
     (12) Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clauses (3), (4), (7), (11), (12) and (13); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that are the security for a Permitted Lien hereunder;
     (13) Liens securing Indebtedness in respect of Capital Leases in respect of Sale and Leaseback Transactions permitted by clause (3) of the definition of “Permitted Indebtedness” provided that such Liens shall not extend to any property or assets other than the property or assets subject to such Capital Lease (and any associated accounts, contracts and insurance proceeds);
     (14) Liens on assets of non-Guarantor Restricted Subsidiaries;
     (15) Liens not otherwise permitted by clauses (1) through (14) above securing Indebtedness of the Company or any Restricted Subsidiary not in excess of an aggregate of $15.0 million at any one time outstanding.
     “Permitted Refinancing Indebtedness” means Indebtedness incurred by the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to, repay, refund, renew, replace, extend or refinance, in whole or in part, any Indebtedness of the

Company or any Restricted Subsidiary (other than intercompany Indebtedness) incurred in compliance with or permitted by this Indenture, to the extent that: (1) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced and the amount of a reasonably determined premium and other costs or expenses necessary to accomplish such refinancing; (2) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of such Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the Notes or the Subsidiary Guarantees, if applicable, than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; (3) with respect to the repayment, refunding, renewal, replacement, extension or refinancing such Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and stated maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and (4) the obligor of the Permitted Refinancing Indebtedness does not include any Person (other than the Company or any Guarantor) that is not an obligor of the Indebtedness being refinanced.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “preferred stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of that Person’s equity that have a preference as to the payment of dividends or as to payments upon a liquidation of that Person, whether now outstanding or issued after the date hereof, including without limitation, all series and classes of such equity.
     “Private Exchange” means an offer to exchange Private Exchange Notes for either Initial Notes or Additional Notes with a Registration Rights Agreement.
     “Private Exchange Notes” means Exchange Notes issued in exchange for either Initial Notes or Additional Notes in accordance with a Registration Rights Agreement.
     “Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
     “Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Stock, provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to or owned by a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 6, 2006, by and among the parties named on the signature pages thereof and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Regulation S Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
     “Restricted Global Note” means a permanent Global Note in substantially the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing a series of Notes that bear the Private Placement Legend.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
     “Restricted Subsidiary” means a Subsidiary, which, as of the date of determination, is not an Unrestricted Subsidiary. Unless the content otherwise requires, references to a “Restricted Subsidiary” refer to a Restricted Subsidiary of the Company.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.

     “Rule 904” means Rule 904 promulgated the Securities Act.
     “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
     “Sale and Leaseback Transaction” of any Person means an arrangement (other than between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries) with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset, pursuant to a lease that provides for rental payments calculated to amortize the purchase price of the property or asset over its life. The stated maturity of such arrangement is the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
     “Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Subsidiary Guarantee” means the guarantee of the Notes by each of the Guarantors pursuant to this Indenture and any additional guarantee of the Notes to be executed by any of the Company’s Subsidiaries pursuant to the covenant described above under Section 4.12.
     “TIA” means the Trust Indenture Act of 1939, as amended.
     “Treasury Rate” means, with respect to any redemption date in respect of the Notes, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the second business day prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2011; provided, however, that if the period from the redemption date to December 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
     “Unrestricted Global Note” means a permanent Global Note in substantially the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Company’s Board of Directors as an Unrestricted Subsidiary of the Company pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that each of such Subsidiary and its Subsidiaries at the time of such designation and at all times thereafter:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless such agreement, contract, arrangement or understanding does not violate the terms of Section 4.10 hereof;
     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by this Indenture;
     (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; and
     (5) such designation and the Investment of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07.
     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such

Indebtedness is not permitted to be incurred as of such date under the Section 4.09, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:
     (a) such Indebtedness is permitted under Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and
     (b) no Default or Event of Default would be in existence following such designation.
     Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if the Subsidiary at the time of such designation or at any time thereafter, directly or indirectly, holds Capital Stock or Indebtedness of, or owns or holds any Lien on any asset of, the Company or any Restricted Subsidiary.
     “U.S. Person” means any U.S. Person defined for purposes of Regulation S.
     “Weighted Average Life to Stated Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(i) the sum of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment,
(ii) by the then outstanding principal amount of the Indebtedness.
     “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or by one or more Wholly Owned Restricted Subsidiaries. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.
Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	Section 4.10
“Asset Sale Offer”	Section 4.15
“Authenticating Agent”	Section 2.02
“Authentication Order	Section 2.02
“Benefited Party”	Section 8.01
“Change of Control Offer”	Section 4.16
“Change of Control Payment”	Section 4.16
“Change of Control Payment Date”	Section 4.16
“Company”	Preamble

Term	Defined in Section
“Covenant Defeasance”	Section 9.03
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.15
“Holders”	Preamble
“Indenture”	Preamble
“Interest Payment Date”	Paragraph 1 of Note
“Legal Defeasance”	Section 9.02
“Payment Default”	Section 6.01
“Qualified Equity Offering”	Section 3.07
“Registrar”	Section 2.03
“Reinstatement Date”	Section 4.20
“Trustee”	Preamble
Section 1.03. Incorporation by Reference of Trust Indenture Act.
     (a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     (b) The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes;
     “indenture security holder” means a holder of a Note;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes means the Company, any Guarantor and any successor obligor upon the Notes.
     (c) All other terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.
Section 1.04. Rules of Construction.
     Unless the context otherwise requires:
     (a) a term has the meaning assigned to it;
     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (c) “or” is not exclusive;
     (d) words in the singular include the plural, and in the plural include the singular;

     (e) “including” means “including without limitation”; provisions apply to successive events and transactions;
     (f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and
     (g) References in this Indenture to “Article” and “Section” shall be to the Articles and Sections of this Indenture unless expressly indicated otherwise.
ARTICLE 2.
THE NOTES
Section 2.01. Form and Dating
     (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes or any Guarantee conflicts with the express provisions of this Indenture, the provisions of this Indenture (to the extent permitted by law) shall govern and be controlling.
     (b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with Section 2.06 hereof. Notwithstanding anything to the contrary in this Indenture, all Global Notes shall be governed by the Applicable Procedures.
     (c) Regulation S Global Notes. Any Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Prior to the expiration of the Restricted Period, any resale or transfer of beneficial interests in a Regulation S Global Note to U.S. Persons shall not be permitted unless such resale or transfer is made pursuant to Rule 144A, to an Institutional Accredited Investor in accordance with Section 2.06 hereof, Regulation S, pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available) or pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.
     (d) 144A Global Notes. Any Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a 144A Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.
     (e) Definitive Notes. Notwithstanding any other provision of this Article II, any issuance of Definitive Notes shall be at the Company’s discretion, except in the circumstances set forth in Section 2.06(a) hereof.
Section 2.02. Execution and Authentication
     An Officer shall sign the Notes for the Company by manual or facsimile signature.
     If an Officer whose facsimile signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
     A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.
     The Trustee shall authenticate and deliver: (i) Initial Notes for original issue in an aggregate principal amount of $650,000,000, (ii) if and when issued, Additional Notes (which may be issued in either a registered or a private offering under the Securities Act) and (iii) Exchange Notes for issue only in an exchange offer pursuant to a Registration Rights Agreement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount, in each case upon a written order of the Company signed by one Officer of the Company (an “Authentication Order”). The Company may issue Additional Notes under this Indenture subsequent to the Issue Date, subject to Section 4.09 of this Indenture.
     The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.
Section 2.03. Registrar and Paying Agent
     The Company shall at all times maintain in the continental United States an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and it shall likewise maintain in the continental United States an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any such additional paying agent.
     The Company or any of its Subsidiaries may act as Paying Agent. Any Paying Agent or Registrar may resign as such upon 30 days’ prior written notice to the Company and the Trustee; upon resignation of any Paying Agent or Registrar, the Company shall appoint a successor Paying Agent or Registrar, as the case may be, complying with the requirements of this Section 2.03, no later than 30 days thereafter and shall provide notice to the Trustee of such successor Paying Agent or Registrar.
     The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes.
     The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s obligations under Section 7.07 to compensate and indemnify the Trustee shall extend likewise to each Agent.
Section 2.04. Paying Agent to Hold Money in Trust
     By 11:00 a.m. (New York City time) on the date on which any principal, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest (if any) on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money delivered to the Trustee.
Section 2.05. Holder Lists
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least seven Business Days or such shorter time as the Trustee may allow before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, including the aggregate principal amount of Notes held by each Holder.
Section 2.06. Transfer and Exchange
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the

Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes unless:
     (1) the Company delivers to the Trustee and the Registrar notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days; or
     (2) there has occurred and is continuing an Event of Default and DTC notifies the Trustee and the Registrar of its decision to exchange the Global Notes for Definitive Notes.
Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee and the Registrar. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (f) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein, including those set forth in the Private Placement Legend, to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)	Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)	All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar:
(A)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.
Upon consummation of a Registered Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture, the Notes or otherwise applicable under the Securities Act, the principal amount of the relevant Global Note(s) shall be adjusted pursuant to Section 2.06(h) hereof.

(3)	Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)	if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)	if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)	Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A)	such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)	such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)	such transfer is effected by an Exchanging Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)	the Registrar receives the following:
(i)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar, the Company or the Trustee so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar or the Company, if applicable to the effect that such exchange or transfer is in compliance with the Securities Act and state “blue sky” laws and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

     Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
     (c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Beneficial interests in Global Notes may be exchanged or transferred for Definitive Notes only as provided in Section 2.6(a) hereof.
     (d) Transfer and Exchange of Definitive Notes for Beneficial Interests. If issued, Definitive Notes may not be exchanged or transferred for beneficial interests in Global Notes, unless otherwise allowed by the Company in its discretion and, in such a case, subject to such procedures as it and the Trustee may establish and to any Applicable Procedures.
     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
          (1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
          (A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
          (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
          (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
          (2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
          (A) such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;
          (B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;
          (C) any such transfer is effected by an Exchanging Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or
          (D) the Registrar receives the following:
          (i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
          (ii) if the Holder of such Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and state “blue sky” laws and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
          (3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Note pursuant to the instructions from the Holder thereof.
     (f) (1) Registered Exchange Offer. Upon the occurrence of a Registered Exchange Offer in accordance with the applicable Registration Rights Agreement, the Company shall issue and, upon receipt of a written order in accordance with Section 2.02, the Trustee shall authenticate:
          (A) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal (or via the Depositary’s book-entry system), among other things, that (I) they are not broker-dealers, (II) they are not participating in a distribution of the Exchange Notes and (III) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Registered Exchange Offer; and

          (B) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of any Restricted Definitive Notes accepted for exchange in the Registered Exchange Offer.
     Concurrently with the issuance of such Notes, the Registrar shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate, and deliver to the Persons designated by the Holders of any Definitive Notes so accepted, Unrestricted Definitive Notes in the appropriate principal amount.
          (2) If upon consummation of a Registered Exchange Offer, any Initial Purchaser holds Initial Notes acquired by it as part of the initial distribution thereof, the Company, upon written request of such Initial Purchaser, simultaneously with the delivery of the Exchange Notes pursuant to the Registered Exchange Offer, shall issue and deliver to such Initial Purchaser and, upon receipt of a written order in accordance with Section 2.02 hereof, the Trustee shall authenticate, one or more Restricted Definitive Notes representing Private Exchange Notes in a Private Exchange for the Initial Notes held by such Initial Purchaser, in an aggregate principal amount equal to the Initial Notes so exchanged by such Initial Purchaser in the Private Exchange.
     (g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
          (1) Private Placement Legend.
          (A) Except as permitted by subparagraph (B) below or as otherwise agreed between the Company and the Holder, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend, in substantially the following form:
“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE

TRANSFERRED, ONLY (I) IN THE UNITED STATES TO (1) A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE l44A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (2) AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
[Regulation S Legend]
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”
          (B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (e)(2), (e)(3) or (f) of this Section 2.06 (and all

Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
          (2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular

Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such increase.
     (i) General Provisions Relating to Transfers and Exchanges.
          (1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.
          (2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge or other fee required by law and payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.09, 3.06, 3.07, 4.15 and 4.16 hereof).
          (3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
          (4) None of the Company, the Trustee or the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.
          (5) Prior to the due presentation for registration of transfer of any Note, the Company, each Guarantor, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, interest and premium (if any) on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

          (6) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
          (7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar, the Company and the Trustee pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07. Replacement Notes
     If any mutilated Note is surrendered to the Registrar or the Company and the Registrar receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of a written order of the Company conforming to Section 2.02 hereof, will authenticate a replacement Note if the Registrar’s and the Company’s reasonable requirements are met. If required by the Registrar or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar, the Trustee and the Company to protect the Company, the Trustee, the Registrar, any other Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced.
     Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08. Outstanding Notes
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09. Temporary Notes
     Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate

Definitive Notes in exchange for temporary Notes. Holders of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a holder of Definitive Notes.
Section 2.10. Cancellation
     The Company at any time may deliver Notes to the Trustee or any Registrar for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or the Registrar and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Trustee and the Registrar to deliver canceled Notes to the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee or the Registrar for cancellation.
Section 2.11. Defaulted Interest
     If the Company defaults in a payment of interest (“Defaulted Interest”) on the Notes, the Company shall pay Defaulted Interest (as provided in Section 4.01) in any lawful manner. The Company may pay the Defaulted Interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed (or upon the Company’s failure to do so the Trustee shall fix pursuant to a written instruction of Holders of at least a majority in principal amount of the Notes) any such special record date and payment date to the reasonable satisfaction of the Trustee which special record date shall not be less than 10 days prior to the payment date for such Defaulted Interest and the Company, or at the Company’s request, the Trustee, shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of Defaulted Interest to be paid. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when so deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.11.
Section 2.12. CUSIP Numbers
     The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01. Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 75 days before a redemption date (but in any event prior to the notice provided pursuant to Section 3.03 hereof), an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.
Section 3.02. Selection of Notes to Be Redeemed.
     If less than all of the Notes are to be redeemed or purchased at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate; provided, however, that the Trustee’s selection must be in a manner that complies with any legal and stock exchange requirements. Any such determination by the Trustee shall be conclusive.
     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03. Notice of Redemption.
     Subject to the provisions of Section 3.07 hereof, at least 30 days but not more than 60 days before an optional redemption date, the Company shall deliver or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.
     The notice shall identify the Notes to be redeemed and shall state:
     (a) the redemption date;
     (b) the redemption price;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

     (d) the name and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (g) the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04. Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditioned upon events specified in the notice.
     A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the Notes held by Holders to whom such notice was properly given.
Section 3.05. Deposit of Redemption Price.
     On or prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.
     If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the

Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06. Notes Redeemed in Part.
     Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Section 3.07. Optional Redemption.
     (a) On and after December 15, 2011, the Company may, at its option, redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in paragraph 5 of the Note attached hereto.
     (b) From time to time on or prior to December 15, 2009, the Company may, at its option, use the net cash proceeds of one or more Qualified Equity Offerings (as defined below) to redeem the Notes at 108.000% of their principal amount plus accrued and unpaid interest to the applicable redemption date; provided, however, that the redemption is completed within 90 days of the completion of the Qualified Equity Offering and at least 65% of the principal amount of the Notes originally issued under this Indenture are outstanding immediately following the redemption. “Qualified Equity Offering” means any issuance and sale of the Company’s Qualified Equity Interests.
     (c) At any time prior to December 15, 2011, the Company may, at its option, redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.
     (d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08. Procedures for Asset Sale Offers.
     (a) Upon the commencement of an Asset Sale Offer, the Company will mail or deliver a notice to the Trustee and each of the Holders that contains all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (i) that the Asset Sale Offer is being made pursuant to Section 4.15 of this Indenture;
     (ii) the amount of the Asset Sale Offer, the purchase price and the date of purchase of the Notes (which shall be a date not earlier than 30 days nor later than 60 days from the date of such notice);

     (iii) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (iv) that, unless the Company defaults in making such payments, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the date of purchase of the Notes;
     (v) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (vi) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (vii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Asset Sale Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 thereof, shall be purchased); and
     (viii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
On or before the date of purchase of the Notes, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary as provided in Section 4.15, the offer amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the offer amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08 and Section 4.15. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the date of purchase of the Notes) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce by means of a press release the results of the Asset Sale Offer on the date of purchase of the Notes.

ARTICLE 4.
COVENANTS
Section 4.01. Payment of Notes.
     (a) The Company shall pay or cause to be paid the principal of, premium, if any, Liquidated Damages, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, Liquidated Damages, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
     (b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate then in effect on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02. Maintenance of Office or Agency.
     (a) The Company shall maintain an office or agency in the United States (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     (b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     (c) The Company hereby designates the Trustee’s office at Wells Fargo Bank, National Association, Corporate Trust Services, 1445 Ross Avenue — 2nd Floor, Dallas, Texas 75202-2812, as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Reports.
     (a) As long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company shall file with the Trustee, and the Trustee shall provide Holders, within 15 days after it files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. This Section 4.03(a) does not create any contractual obligation to file SEC reports.
     (b) As long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act and the notes are “restricted securities” within the meaning of Rule 144 under the Securities Act, upon the request of a Holder who is a “qualified institutional buyer” (as defined in Rule 144A) or any owner of a beneficial interest in a Note who is a “qualified institutional buyer” (as defined in Rule 144A), the Company shall promptly furnish or cause to be furnished “Rule 144A Information” (as defined herein) to such Holder or beneficial owner or to a prospective purchaser of such Note who is a “qualified institutional buyer” (as defined in Rule 144A) designed by such Holder or beneficial owner who is a “qualified institutional buyer” (as defined in Rule 144A). “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).
     (c) So long as any of the Notes are outstanding, in addition to the requirement to furnish Rule 144A Information as provided in the preceding paragraph, the Company shall furnish or cause to be furnished to Holders and (upon the request thereof delivered to the Company or the Trustee) to any holder of an interest in any Global Note (i) annual consolidated financial statements prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished within 105 days after the end of the fiscal year covered thereby and (ii) unaudited consolidated financial statements for each of the first three fiscal quarters of each of the Company’s fiscal years and the corresponding quarter and year-to-year period of the prior year prepared in all material respects on a basis consistent with the annual financial statements furnished pursuant to clause (i) of this paragraph, such statements to be so furnished within 60 days after the end of each such quarter. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of its Unrestricted Subsidiaries, if materially different.
     (d) The Company may satisfy its obligations to delivery any material pursuant to this Section 4.03 by making such information publicly available on its internet website.
Section 4.04. Compliance Certificate.
     (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each of the Company and its Restricted Subsidiaries has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
     (b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05. Taxes.
     The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06. Stay, Extension and Usury Laws.
     The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07. Restricted Payments.
     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (i) declare or pay any dividend or any other distribution or payment on or with respect to the Company or any of its Restricted Subsidiaries’ Capital Stock other than dividends or distributions payable solely in the Company’s Equity Interests, other than Disqualified Stock, and other than dividends paid to the Company or a Restricted Subsidiary;

     (ii) purchase, redeem, defease or otherwise acquire or retire for value any of the Company’s or its Restricted Subsidiaries’ Capital Stock, other than any Capital Stock owned by the Company or a Wholly Owned Restricted Subsidiary of the Company;
     (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any Indebtedness subordinated in right of payment to the Notes or the Subsidiary Guarantees, other than any such Indebtedness owned by the Company or a Wholly Owned Restricted Subsidiary; or
     (iv) make any Investment, other than a Permitted Investment (a “Restricted Investment”), all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments;” unless, at the time of and after giving effect to the proposed Restricted Payment:
(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3)	the aggregate amount of that Restricted Payment and all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date hereof, excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), and (viii) of Section 4.07(b), is less than or equal to the sum, without duplication, of:
     (A) 50% of the Company’s Consolidated Net Income for the period (taken as one accounting period) from October 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which the Company has filed financial statements with the SEC (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (B) 100% of (i) the aggregate net cash proceeds received by the Company since the date hereof as a contribution to the Company’s common equity capital or from the issue or sale (other than to a Subsidiary) of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than Disqualified Stock), (ii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries incurred since the date hereof is reduced on the Company’s consolidated balance sheet as a result of the conversion or exchange (other than by a Subsidiary) after the date of this Indenture of the Company’s convertible or exchangeable Disqualified Stock or the Company’s convertible or exchangeable Indebtedness that has been converted into or exchanged for Equity Interests

(other than Disqualified Stock) or (iii) the fair market value (as determined in good faith by the Company’s Board of Directors) of any assets or property received (including Capital Stock) by the Company after the date of this Indenture in exchange (other than from a Subsidiary) for the Company’s Capital Stock (other than Disqualified Stock), plus
     (C) to the extent that any Restricted Investment that the Company or any of its Restricted Subsidiaries makes after the date hereof is sold or otherwise liquidated or repaid, an amount equal to the lesser of (i) the amount of cash or the fair market value of the property or assets received with respect to any such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus
     (D) to the extent that any Unrestricted Subsidiary designated as such after the date hereof is redesignated a Restricted Subsidiary, an amount equal to the lesser of (i) the net book value of the Company’s Restricted Investment in the Unrestricted Subsidiary at the time the Unrestricted Subsidiary was designated as such and (ii) the fair market value of the Company’s Restricted Investment in the Unrestricted Subsidiary at the time of the redesignation.
     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section in excess of $10.0 million will be determined by the Company’s Board of Directors. The determination of the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment in reliance on clause (3) of this Section 4.07 or Section 4.07(b)(x) below, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.
     (b) The foregoing provisions will not prohibit:
     (i) the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;
     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any of (A) the Company’s Indebtedness or any Indebtedness of any Guarantor that is subordinated to the Notes or the Subsidiary Guarantees, or (B) the Company’s Equity Interests or any Equity Interests of any of the Company’s Restricted Subsidiaries, in either case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of the Company’s Subsidiaries) of, the Company’s Equity Interests (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(B) of Section 4.07(a);

     (iii) the defeasance, redemption, repurchase or other acquisition of the Company’s Indebtedness or Indebtedness of any Guarantor that is subordinated to the Notes or the Subsidiary Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
     (iv) (A) the payment of any dividend by any of the Company’s Restricted Subsidiaries to the holders of that Restricted Subsidiary’s Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its Equity Interests of the relevant class; or (B) the payment of any dividends on Capital Stock that is included in the definition of Indebtedness that was issued in compliance with Section 4.09;
     (v) the repurchase, redemption or other acquisition or retirement for value of any of the Company’s or any of the its Restricted Subsidiaries’ Equity Interests held by any member of the Company’s or any of its Restricted Subsidiaries’ management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period;
     (vi) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of any required offer to repurchase the Notes under Section 4.15 or Section 4.16 (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to holders of Notes relating to a Change of Control hereunder, the Company shall describe any offer to be made pursuant to this Section 4.07(b)(vi);
     (vii) the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;
     (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or the payment of withholding taxes through the issuance of Equity Interests; or
     (ix) the acquisition in open-market purchases of the Company’s common Equity Interests for matching contributions to the Company’s employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or
     (x) other Restricted Payments in an aggregate amount since the date hereof not to exceed $25.0 million;

provided that, with respect to subsections (b)(iv), (v), (vi), (ix) and (x) of this Section 4.07(b), no Default or Event of Default shall have occurred and be continuing immediately after such transaction.
Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (i) pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock;
     (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;
     (iii) make loans or advances to, or any Investment in, the Company or any other Restricted Subsidiary:
     (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or
     (v) guarantee any Indebtedness of the Company or any other Restricted Subsidiary.
     (b) The provisions of Section 4.08(a) above shall not apply to encumbrances or restrictions existing by reason of:
     (i) applicable law;
     (ii) any agreement in effect at or entered into on the date hereof and any extension, replacement or renewal thereof, including the Credit Facilities in effect on the hereof date, or any agreement relating to any Indebtedness permitted under this Indenture; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, with respect to the Payment Restrictions than those set forth in the agreements governing either this Indenture or the Credit Facilities as in effect on the execution date hereof (as determined in good faith by the Board of Directors of the Company);
     (iii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;
     (iv) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business of the Company or its Restricted Subsidiaries;

     (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;
     (vi) Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.11 that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;
     (vii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;
     (viii) customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
     (ix) customary restrictions on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements or other similar agreements that are customary in a Permitted Business and entered into in the ordinary course of business, but in each case only to the extent such encumbrance or restriction relates to the transfer of property, or encumbers or restricts the assets, subject to such agreement;
     (x) any agreement of a Person (or any of its Restricted Subsidiaries) acquired by the Company or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the assets of a Person other than the Person so acquired and any agreement that extends or renews such restrictions; or
     (xi) provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.
Section 4.09. Incurrence of Indebtedness
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness, provided, however, that the Company and any Guarantor may incur Indebtedness if at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0.
     (b) In addition to any Indebtedness that may be incurred under clause (a), the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.
     (c) For purposes of determining compliance with this Section 4.09, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types Permitted Indebtedness as of the date of incurrence thereof, or is entitled to be incurred pursuant to Section 4.09(a) as of the date of incurrence thereof, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, or later classify or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and (ii) at each such time, the Company will be entitled to divide, classify and reclassify an item of Indebtedness in more than one of the types of Indebtedness described above.
     (d) In addition, the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness, other than Non-Recourse Debt. If an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.09, the Company shall be in default of this Section 4.09).
Section 4.10. Transactions with Affiliates.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, with, or for the benefit of any Affiliate (each, an “Affiliate Transaction”), unless:
     (i) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
     (ii) and the Company delivers to the Trustee:
     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.10 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Company’s Board of Directors; and
     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or the Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of clause (a) of this Section 4.10:
     (i) compensation or benefits paid to any employee or officer of the Company or a Restricted Subsidiary or any employment agreement or arrangement entered into by the Company or any of the Company’s Restricted Subsidiaries in the ordinary course of business;
     (ii) transactions between or among the Company and/or its Restricted Subsidiaries;

     (iii) transactions with a Person that is an Affiliate (other than an Unrestricted Subsidiary) of the Company solely because the Company own an Equity Interest in or otherwise control such Person;
     (iv) transactions pursuant to agreements in effect on the date hereof, and amendments, extensions or replacements of such agreements (or amendments, extensions or replacements thereof) that are not materially less favorable to the Company and its Restricted Subsidiaries than the original agreement;
     (v) the provision of services similar to those provided to third parties in the ordinary course of business on terms that are no less favorable to the Company and its Restricted Subsidiaries than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
     (vi) payment of reasonable directors fees and indemnities for the Company’s officers or directors;
     (vii) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; or
     (viii) Restricted Payments or Permitted Investments that are permitted by Section 4.07 hereof.
Section 4.11. Liens.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Liens or other encumbrances (other than Permitted Liens) securing Indebtedness unless all payments due under this Indenture and the Notes or the Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or prior to any subordinated Indebtedness) with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.
Section 4.12. Additional Subsidiary Guarantees.
     If the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary on or after the date hereof, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture within ten Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries; provided further, however, that if one of the Company’s Restricted Subsidiaries that is not a Guarantor guarantees any of the Company’s or a Guarantor’s Indebtedness, that Restricted Subsidiary will be required to provide the Company with a guarantee that ranks pari passu with (or, if that Indebtedness is subordinated Indebtedness, prior to) that Indebtedness.
Section 4.13. [Intentionally Omitted]

Section 4.14. Corporate Existence.
     Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.15. Asset Sales.
     (a) The Company and its Restricted Subsidiaries may complete an Asset Sale if the Company or a Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the Company, of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the Company or the Restricted Subsidiary is in the form of cash or cash equivalents. The fair market value of any assets or securities that are required to be valued by this provision in excess of $15.0 million will be determined by the Company’s Board of Directors. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:
     (i) the amount of any liabilities on the Company’s or any Restricted Subsidiary’s balance sheet that are assumed by the transferee of the assets; and
     (ii) the amount of any securities, notes or other obligations received by the Company or the Restricted Subsidiary from the transferee that is converted by the Company or the Restricted Subsidiary into cash within 60 days, to the extent of the cash received.
Furthermore, the 75% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.
     (b) If the Company or any of its Company’s Restricted Subsidiaries receives Net Proceeds from one or more Asset Sales, then within 360 days, the Company or any of its Restricted Subsidiaries may apply such proceeds to:
     (i) permanently prepay or permanently repay or redeem, repurchase or retire any (1) of the Company’s or a Guarantor’s secured Indebtedness, or (2) Indebtedness of a Restricted Subsidiary that is not a Guarantor (in each case, with a permanent reduction of availability in the case of revolving Indebtedness); and/or
     (ii) make an investment in capital assets used or useful in or other capital expenditures relating to a Permitted Business.
Any Net Proceeds that are not applied or invested in either of these ways will be considered “Excess Proceeds.”

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Company’s bank credit facilities, or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
     (c) If on the 361st day after an Asset Sale (or at the Company’s option, any earlier date), the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer to all Holders (an “Asset Sale Offer”) to purchase for cash that amount of Notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the Note plus accrued and unpaid interest to the date of purchase. The Company will follow the procedures set forth in Section 3.08 and will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws.
     (d) To the extent that the aggregate amount of Notes tendered in response to the Company’s Asset Sale Offer is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of Notes surrendered by the Holders exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if the Company makes this Asset Sale Offer at any time when the Company has securities or other Indebtedness (other than intercompany Indebtedness) outstanding ranking equally in right of payment with the Notes and the terms of those securities or other Indebtedness provide that a similar offer must be made with respect to those other securities or other Indebtedness, then the Company’s Asset Sale Offer will be made concurrently with the other offers, and such securities or other Indebtedness of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of such securities or other Indebtedness of each issue which their holders elect to have purchased. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
Section 4.16. Offer to Repurchase upon Change of Control.
     (a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In a Change of Control Offer, the Company will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the Notes or portion of the Notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”).
     (b) Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating that, among other things, a Change of Control Offer is being made, that all Notes tendered will be accepted for payment and that any Note not tendered will continue to accrue interest, and the Company will identify the amount of the Change of Control Payment and the purchase date (the “Change of Control Payment Date”) for the Notes (which shall be a date not earlier than 30 days nor later than 60 days from the date such notice is mailed). The notice will also include directions for Holders who elect to have their Notes purchased in the Change of Control Offer and state that Holders electing to have any Notes purchased pursuant to the Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent by the time indicated in such notice.
     (c) Holders will be entitled to withdraw any election to have their Notes purchased if the Paying Agent receives timely and proper notice of such withdrawal. The notice from the Company to Holders will describe the requirements for the notice from the Holders to the Paying Agent.
     (d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other relevant securities laws applicable to the repurchase of Notes in connection with a Change of Control.
     (e) On the Change of Control Payment Date, the Company will, to the extent lawful, accept for payment Notes or portions of Notes tendered in accordance with the Change of Control Offer; deposit an amount equal to the change of control payment for the Notes with the Paying Agent in respect of all Notes or portions of Notes properly tendered; and deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate amount of the Notes or portions of Notes tendered to the Company.
     (f) The Paying Agent will promptly mail or deliver the Change of Control Payment to each tendering Holder. The Trustee will promptly authenticate and mail or deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. However, each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
Section 4.17. Limitations on Line of Business.
     The Company and its Restricted Subsidiaries will not materially and substantially engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.18. Sale and Leaseback Transactions.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to their properties, provided that the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction with respect to property acquired or constructed after the date hereof if:
     (a) the Company or such Restricted Subsidiary could have (1) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a) and (2) incurred a Lien to secure such Indebtedness pursuant to Section 4.11,
     (b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction, and

     (c) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the limitations described above in section 4.15, if applicable.
     The fair market value of any assets that are required to be valued by this Section 4.18 in excess of $10.0 million will be determined by the Board of Directors of the Company.
Section 4.19. Payments for Consent.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that agree to such consent, waiver or amendment in the same manner and in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.20. Suspension of Covenants.
     Sections 4.07, 4.08, 4.09, 4.10, 4.12, 4.15, 4.17, 4.18(a)(1), 4.18(b), 4.18(c), and 5.01(iv) (collectively, the “Suspended Provisions”) will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company’s credit rating is downgraded from Investment Grade Status, then the Suspended Provisions will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Company subsequently attains Investment Grade Status (in which event the Suspended Provisions shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture with respect to the Suspended Provisions based on, and neither the Company nor any of the Company’s Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Provisions as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Provisions remained in effect during such period.
ARTICLE 5.
SUCCESSORS
Section 5.01. Merger, Consolidation, or Sale of Assets.
     (a) The Company shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken a whole, in one or more related transactions to, another entity unless:

     (i) the Company is the surviving entity or the entity formed by or surviving the transaction, if other than the Company, or the entity to which the sale, assignment, transfer, lease, conveyance or other disposition was made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;
     (ii) the entity formed by or surviving the transaction, if other than the Company, or the entity to which the sale, assignment, transfer, lease conveyance or other disposition was made assumes all of the Company’s obligations under the Notes and Indenture by means of a supplemental Indenture in a form reasonably satisfactory to the Trustee;
     (iii) immediately after the transaction no Default or Event of Default exists; and
     (iv) the entity formed by or surviving the transaction, if other than the Company, or the entity to which the sale, assignment, transfer, lease, conveyance or other disposition was made will at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness in accordance with Section 4.09(a) hereof; provided that this paragraph (iv) shall not apply with respect to a transaction between the Company and one or more Restricted Subsidiaries.
Section 5.02. Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes or any other amounts owing hereunder or under the Notes in the case of a sale or lease of all or substantially all of the Company’s assets that meets the requirements of Section 5.01 hereof.
ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01. Events of Default.
     Each of the following events constitutes an “Event of Default”:

     (a) default in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;
     (b) default in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days;
     (c) failure to perform or observe the Company’s obligations in Sections 4.15 and 4.16 (other than a failure to repurchase the Notes when due), or in Sections 4.07, 4.09 and 5.01 hereof and the default continues for a period of 30 days after written notice of the default requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by holders of 25% in aggregate principal amount of the applicable Notes then outstanding;
     (d) failure to perform or observe any other term, covenant or agreement contained in the Notes or this Indenture, other than a default specified in either of the three clauses above, and the default continues for a period of 60 days after written notice of the default requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by Holders of 25% in aggregate principal amount of the applicable Notes then outstanding;
     (e) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness, if the default:
          (i) is caused by a failure to pay principal, premium or interest with respect to Indebtedness within the applicable grace period, if any, provided in the Indebtedness (collectively a “Payment Default”), or
          (ii) results in the acceleration of the Indebtedness prior to its stated maturity, and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, amounts to $25.0 million or more;
     (f) a final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the Company, any Guarantor, or any Significant Subsidiary, provided such judgment or judgments requires or require the payment of money in excess of $25.0 million in the aggregate and is or are not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment;
     (g) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

     (h) a court having jurisdiction in the premises enters a decree or order for
     (i) relief in respect of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,
     (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries, or
     (iii) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or
     (i) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary:
     (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property and assets of the Company or such Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, or
     (ii) effects any general assignment for the benefit of creditors.
Section 6.02. Acceleration.
     (a) If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% of principal amount of the Notes then outstanding may declare all the Notes to be due and payable immediately.
     (b) Notwithstanding the foregoing clause (a), in the case of an Event of Default specified in clause (h) or (i) of Section 6.01 hereof occurs with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

Section 6.03. Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding to enforce its rights and to pursue its remedies under the Notes and this Indenture even if the Trustee does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04. Waiver of Past Defaults.
     At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of Notes then outstanding by written notice to the Company and to the Trustee, may waive any existing Default or Event of Default for all Holders of Notes, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause (a) or (b) of Section 6.01 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected, and rescind and annul a declaration of acceleration and its consequences if:
     (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and
     (b) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
     Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.
Section 6.05. Control by Majority.
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for enforcing any rights and exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received for Holders of Notes.
Section 6.06. Limitation on Suits.

     A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
     (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
     (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
     (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07. Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08. Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09. Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, and to secure the payment of same, the Trustee is hereby granted an interest security in, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10. Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Sections 6.09 and 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee, its agents or attorneys and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and disbursements against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.
     If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted, except that the rights of the Trustee to receive compensation, reimbursement of any of its expenses or indemnification from the Holders in connection with such proceeding in accordance with the terms of this Indenture or any separate agreement or understanding between the Trustee and the Holders shall not be affected by this Section 6.12.
Section 6.13. Rights and Remedies Cumulative.
     Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.14. Delay or Omission Not Waiver.
     No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
ARTICLE 7.
TRUSTEE
Section 7.01. Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers of which the Trustee has actual knowledge vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     (b) Except during the continuance of an Event of Default of which the Trustee has actual knowledge:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA and the Trustee undertakes to perform, and need perform, only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section and Section 7.02.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.
     (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02. Rights of Trustee.
     (a) In connection with its rights and duties under this Indenture, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, Note, or other document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any

Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or takes or omits to take in accordance with the written direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company Personally or by agent or attorney.
     (h) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company’s covenants set forth in Article 4. The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a), 6.01(b) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification in the manner set forth in this Indenture or a Responsible Officer of the Trustee shall have obtained actual knowledge of the Default or Event of Default.
Section 7.03. Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05. Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06. Reports by Trustee to Holders of the Notes.
     Within 60 days after each December 15 beginning with December 15, 2007, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
     A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 3 13(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07. Compensation and Indemnity.
     The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as shall be agreed upon in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     The Company shall indemnify, defend and hold harmless the Trustee and its shareholders, incorporators, directors, officers, employees, representatives and agents (each an “Indemnitee”) against any and all losses, liabilities or expenses (including reasonable fees and disbursements of counsel) incurred by any of them arising out of or in connection with the acceptance or administration of the Trustee’s duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending any of themselves against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of the Trustee’s powers or duties hereunder, except to the extent any such loss, liability or expense or a portion thereof may be attributable to the Trustee’s negligence or bad faith. An Indemnitee shall notify the Company promptly of any claim for which that Indemnitee may seek indemnity. Failure by the Indemnitee to so notify the Company shall not relieve the Company of its obligations hereunder. Subject to receipt of the consent of the party to be defended, which consent shall not be unreasonable withheld or delayed, the Company shall defend the claim and the Trustee shall cooperate in the defense. The Indemnitees may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnitee through that Indemnitee’s own willful misconduct, negligence or bad faith.
     The obligations of the Company under this Section 7.07 shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.
     To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien and is hereby granted a security interest prior in right of payment prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees, disbursements and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     The Trustee shall comply with the provisions of TIA § 313 (b)(2) to the extent applicable.
Section 7.08. Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
     The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

     (c) a custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     Subject to the provisions of TIA §310(b), if the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the retiring Trustee hereunder shall have been paid and the property so transferred shall remain subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09. Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking corporation, the successor corporation or national banking corporation without any further act shall be the successor Trustee.
Section 7.10. Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate Trustee power, that is subject to supervision or examination by federal or state authorities, and that has (or the bank holding company of which it is an Affiliate has) a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

     This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310 (b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusions set forth in TIA § 31 0(b)(1) are met.
Section 7.11. Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8.
NOTE GUARANTEES
Section 8.01. Subsidiary Guarantees. (a) Subject to this Article 8, each of the Guarantors, from time to time party hereto, hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) Each Guarantor hereby agrees that, to the extent permitted by law, its obligations with regard to such Subsidiary Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Company (each, a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (A) proceed against the Company, any other guarantor (including any other Guarantor) of the obligations under the Subsidiary Guarantees or any other Person, (B) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company, including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the obligations under the Subsidiary Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (v)(A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except as set forth in Sections 8.02 and 8.05, each Guarantor hereby covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, any Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
     (d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of any Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of any such Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Subsidiary Guarantee.
Section 8.02. Form of Guarantees; Additional Guarantees.
     The Subsidiary Guarantee of each Guarantor that is a party to this Indenture on the date hereof shall be evidenced by its execution of this Indenture by an Officer or other authorized signatory thereof. If any Restricted Subsidiary becomes obligated pursuant to Section 4.12 hereof, then the Company shall cause any such Restricted Subsidiary to, within ten Business Days of the date on which any such Restricted Subsidiary became so obligated, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee, on a senior unsecured basis, all of the Company’s obligations under the Notes and this Indenture on the terms set forth herein and therein. Any Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless (i) designated an Unrestricted Subsidiary by the Company in accordance with this Indenture; (ii) such Restricted Subsidiary is otherwise released from its obligations as a Guarantor pursuant to Section 8.05 hereof; or (iii) the circumstances giving rise to the obligation to provide a guarantee under Section 4.12 no longer exist.
Section 8.03. Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Article 8 shall be limited to the maximum amount as will not, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 8, result in the obligations of such Guarantor under its Subsidiary Guarantee constituting a fraudulent transfer or conveyance.
Section 8.04. Merger and Consolidation of Guarantors.
     Except as otherwise provided in Section 8.05 hereof, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:
     (a) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (b) either: (1) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or (2) such sale or other disposition complies with Section 4.15 hereof.
     In case of any such sale or other disposition, or consolidation, merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) of this Section 8.04, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 8.05. Release.
     Notwithstanding Section 8.04, the Subsidiary Guarantee of a Guarantor will be released:
     (a) upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the sale or other disposition complies with Section 4.15;
     (b) upon the sale or disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with Section 4.15 hereof;
     (c) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with this Indenture;
     (d) if the Company effects a Legal Defeasance or Covenant Defeasance of the Notes; or
     (e) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing under this Indenture.
Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the foregoing requirements or the provisions for release in Section 8.02 are satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 8.
ARTICLE 9.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 9.01. Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may at any time, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.
Section 9.02. Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in clauses (a) through (e) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
     (a) the rights of Holders of outstanding Notes to receive payments from the trust described in Section 9.05 with respect to any principal, premium, and interest on the Notes when the payments are due;
     (b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes or mutilated, destroyed, lost or stolen Notes;
     (c) the Company’s obligation to maintain an office or agency for payment and money for security payments held in trust;
     (d) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
     (e) the Legal Defeasance and Covenant Defeasance provisions of Article 9.
     Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02, notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03. Covenant Defeasance.
     Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from its obligations under the covenants contained in Sections 4.03, 4.07 through 4.13 and 4.15 through 4.20 hereof, both inclusive, and Section 5.01 (a)(iv) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 6.01(e), (f) and (g) hereof shall not constitute Events of Default.
Section 9.04. Conditions to Legal or Covenant Defeasance.
     The following are the conditions precedent to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes:
     In order to exercise either Legal Defeasance or Covenant Defeaseance:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding Notes on the stated maturity date or on the applicable redemption date;
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:
     (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or
     (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) the Company shall have delivered to the Trustee an Officer’s Certificate stating that (a) the Company did not make the deposit referred to in clause (1) with the intent of preferring the holders of Notes over its other creditors or with the intent of defeating, hindering, delaying or defrauding its other creditors, and (b) the Legal Defeasance or Covenant Defeasance will not result in a breach, violation or constitute a default under any material agreement or instrument, other than this Indenture, to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of the Company’s Restricted Subsidiaries is bound; and
     (5) the Company shall deliver to the Trustee an Opinion of Counsel stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance have been complied with.
Section 9.05. Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 9.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05 only, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Company) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal or redemption price of, and Liquidated Damages, if any, and interest on, the Notes, provided that such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06. Repayment to the Company.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, redemption price or purchase price of, or Liquidated Damages, if any, or interest on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof as a general creditor, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, at the expense of the Company, may cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 9.07. Reinstatement.
     If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 9.05 hereof, by reason of any order of judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.05 hereof, as the case may be; provided, however, that, if the Company makes any payment with respect to any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 10.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 10.01. Without Consent of Holders of Notes.
     Notwithstanding Section 10.02 of this Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement this Indenture or the Notes to:
     (a) cure any ambiguity, defect or inconsistency;
     (b) provide for uncertificated Notes in addition to or in place of certificated Notes;
     (c) provide for the assumption of the Company’s obligations to the Holders of the Notes pursuant to Article 5 hereto;
     (d) make any change that could provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights hereunder of any Holder;
     (e) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

     (f) provide security for or add guaranties with respect to the Notes; or
     (g) conform this Indenture or the Notes to any provision of the “Description of Notes” included in the offering circular dated November 29, 2006, relating to the Offering.
Section 10.02. With Consent of Holders of Notes.
     (a) Except as provided below in this Section 10.02, this Indenture and the Notes may be amended or supplemented, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). However, without the consent of each Holder affected, an amendment or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):
     (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than Sections 4.15 and 4.16;
     (iii) reduce the rate of or change the time for payment of interest on any Note;
     (iv) waive a Default in the payment of principal or interest on the Notes;
     (v) make any Note payable in money other than that stated in the Notes;
     (vi) make any change in the provisions of this Indenture relating to waivers of past Defaults, including Section 6.04, or the rights of Holders to receive payments of principal, premium, if any, or interest on the Notes;
     (vii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
     (viii) make any change in the foregoing amendment and waiver provisions.
     (b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

     (c) It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     (d) After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail or deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.
Section 10.03. Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.
Section 10.04. Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     The Company may establish a record date as it may select for purposes of determining the Holders entitled to consent to any amendment, supplement or waiver pursuant to this Indenture. If a record date is fixed, then only Persons who were Holders as of such record date shall be entitled to revoke a consent previously given in accordance with the preceding paragraph, whether or not such Persons continue to be Holders after the record date.
Section 10.05. Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, in accordance with Section 2.02 with respect to those Notes, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 10.06. Trustee to Sign Amendments, etc.
     The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until its Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 10.02(b) hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 11.
SATISFACTION AND DISCHARGE
Section 11.01. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)	either:
(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material debt instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by the Company under this Indenture;

(4)	the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be; and

(5)	the Company has delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to satisfaction and discharge of this Indenture have be been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligations in Sections 2.03, 2.06, 2.07, 7.07, 7.08, 12.02, 12.03 and 12.04, and the Trustee’s and Paying Agent’s obligations in Section 11.02 shall survive until the Notes are no longer outstanding. Therefore, only the Company’s obligations in Section 7.07 shall survive.
Section 11.02. Application of Trust.
     All money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and, at the written direction of the Company, be invested prior to maturity in U.S. Government Securities, and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.
ARTICLE 12.
MISCELLANEOUS
Section 12.01. Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.
Section 12.02. Notices.
     Any notice or communication to the Company, the Guarantors or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next-day delivery, addressed as follows.
     if to the Company or the Guarantors:
Complete Production Services, Inc.
11700 Old Katy Rd.
Suite 300
Houston, Texas 77079
Facsimile No.: (281) 372-2301
Attention: Chief Financial Officer
     if to the Trustee:
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Dallas, Texas 75202-2812
Attention: Corporate Trust Administration

     The Company, the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise in accordance with the Applicable Procedures. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.
     Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.
Section 12.03. Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 12.04. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 12.05. Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 12.06. Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders.
     No recourse for the payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or of any Guarantor contained in this Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future director, officer, employee, controlling Person or stockholder of the Company or of any Guarantor. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 12.08. Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

Section 12.09. No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 12.10. Successors.
     All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 12.11. Severability.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.12. Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 12.13. Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

SIGNATURES

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Nancye Patterson
Name: Nancye Patterson
Title: Vice President

COMPLETE PRODUCTION SERVICES, INC.
By:	/s/ J. Michael Mayer
	Name:	J. Michael Mayer
	Title:	Senior Vice President and Chief Financial Officer

A&W WATER SERVICE, INC.
ADVANCED COILED TUBING, INC.
BELL SUPPLY I, L.P.
BIG MAC TANK TRUCKS, LLC
BIG MAC TRUCKING COMPANY, INC.
BSI HOLDINGS MANAGEMENT, LLC
BSI HOLDINGS, LP
CES HOLDINGS LLC
CES MID-CONTINENT HAMM, INC.
CES ROCKIES, INC.
COMPLETE ENERGY SERVICES, LLC
FEMCO SWD, INC.
FUGO SERVICES, LLC
GREASEWOOD, LLC
GUARD DRILLING MUD DISPOSAL, INC.
HAMM & PHILLIPS SERVICE COMPANY, INC.
HAMM MANAGEMENT CO.
HYLAND ENTERPRISES, INC.
I.E. MILLER SERVICES GP, L.L.C.
I.E. MILLER SERVICES LP, L.L.C.
I.E. MILLER SERVICES, L.P.
I.E. MILLER SERVICES, LLC
INTEGRATION PRODUCTION SERVICES, LLC
LEED TOOL CORPORATION
LOYD JONES WELL SERVICE, LLC
MGM WELL SERVICES, INC.
MONUMENT WELL SERVICE CO.
OIL TOOL RENTALS, CO.
PARCHMAN ENERGY GROUP, LLC
PARCHMAN ENERGY MANAGEMENT GP LLC
PARCHMAN ENERGY PARTNERSHIP LP LLC
PARCHMAN OPERATING CO., LP
PRICE PIPELINE CONSTRUCTION, LTD.
PUMPCO ENERGY SERVICES, L.P.
PUMPCO SERVICES GP, L.L.C.
PUMPCO SERVICES LP, L.L.C.
PUMPCO SERVICES, INC.
R&W RENTAL, INC.
RED RIVER WELL SERVICE, LTD.
RIGMOVERS, CO.

ROUSTABOUT SPECIALTIES, INC.
SCIENTIFIC MICROSYSTEMS, INC.
SERVICIOS HOLDINGS I, INC.
SERVICIOS HOLDINGS II, INC.
SHALE TANK TRUCK, LP
STRIDE WELL SERVICE COMPANY, INC.
SWEETWATER PRODUCED WATER DISPOSAL, LLC
T. & J. ENERGY, LLC
THE ROSEL COMPANY
TURNER ENERGY SERVICES, LLC
TURNER ENERGY SWD, LLC
VALLEY C.T. MANAGEMENT, LC

By:	/s/ J. Michael Mayer
	Name:	J. Michael Mayer
	Title:	Authorized Person

EXHIBIT A
[FORM OF NOTE]
(Face of Note)
COMPLETE PRODUCTION SERVICES, INC.
8% Senior Notes due 2016
CUSIP

No.	$
COMPLETE PRODUCTION SERVICES, INC. promises to pay to [___] or registered assigns, the principal sum of [$___] [or such other amount as is set forth in the Schedule of Exchanging of Interests in the Global Note attached to this Security] on December 15, 2016.
Interest Payment Dates: June 15 and December 15, commencing June 15, 2007.
Record Dates: June 1 and December 1.
Reference is made to the further provisions of this Note on the reverse hereof.

COMPLETE PRODUCTION SERVICES, INC.
By:
Name:
Title:

By:
Name:
Title:

This is one of the Global
Notes referred to in the
within-mentioned Indenture
WELLS FARGO BANK, NATIONAL ASSOCATION, as Trustee

By:

Authorized Signatory
Dated: ___________________

(Back of Note)
COMPLETE PRODUCTION SERVICES, INC.
8% Senior Notes due 2016
[Insert the Global Notes Legend, if applicable pursuant to the provisions of the Indenture.]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture.]
     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Complete Production Services, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8% per annum until maturity and shall pay additional interest, if any, payable pursuant to Section 6 of the Registration Rights Agreement referred to below. The Company shall pay interest and additional interest, if any, semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), provided, that the first Interest Payment Date shall be June 15, 2007. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 6, 2006; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company shall pay principal, premium, if any, interest and Liquidated Damages, if any, on the Notes to the Persons who are registered Holders of Notes at the close of business on June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The Notes shall be payable by wire transfer of immediately available funds to the registered Holder of the relevant Global Note and, with respect to certificated Notes, by wire transfer of immediately available funds in accordance with instructions provided by the registered holders of certificated Notes or, if no such instructions are specified, by mailing a check to each such Holder’s registered address. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Assocation, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. The Company issued the Notes under an Indenture dated as of December 6, 2006 (“Indenture”) among the Company, the Trustee and the Guarantors identified therein. All defined terms used but not defined in this Note have the meanings specified therefor in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Company may issue Additional Notes under the Indenture subject to compliance with Section 4.09 thereof, unlimited in aggregate principal amount.
     5. Optional Redemption. The Company may redeem any or all of the Notes at any time on or after December 15, 2011, upon not less than 30 nor more than 60 days’ prior notice in amounts of $2,000 or an integral multiple of $1,000 at the redemption prices (expressed as a percentage of the principal amount) set forth below, if redeemed during the 12-month period beginning December 15 of the years indicated below:

Year	Redemption Price

2011	104.000%
2012	102.667%
2013	101.333%
2014 and thereafter	100.000%
in each case together with accrued and unpaid interest to the date of redemption.
     At any time prior to December 15, 2011, the Company may, at its option, redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.
     6. Optional Redemption Upon Qualified Equity Offering. From time to time, on or prior to December 15, 2009, the Company may at its option, use the net cash proceeds of one or more Qualified Equity Offerings to redeem the Notes at 108.000% of their principal amount plus accrued and unpaid interest to the applicable redemption date; provided that (a) the redemption is completed within 90 days of the completion of the Qualified Equity Offering and (b) at least 65% of the principal amount of the Notes originally issued under the Indenture are outstanding immediately following the redemption.
     7. Mandatory Redemption. Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.
     8. Repurchase at Option of Holder.
     (a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control

Offer”) on the terms set forth in the Indenture. In a Change of Control Offer, the Company will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the Notes or portion of Notes validly tendered for payment, plus accrued and unpaid interest on Notes repurchased to the date fixed for repurchase.
     (b) If the Company or any of its Restricted Subsidiaries consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer to all Holders to purchase for cash that amount of Notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the Note plus accrued and unpaid interest to the date of purchase, all on terms provided for in the Indenture.
     9. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before any optional redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. On and after the redemption date interest ceases to accrue on Notes, or portions thereof called for redemption.
     10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part except the unredeemed portion of any Note being redeemed in part. The Company shall not be required (i) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of selection; (ii) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (iii) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
     11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and certain existing defaults or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Company’s obligations to the Holders of the Notes by a successor to the

Company pursuant to Article 5 of the Indenture; to make any change that could provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any Holder; to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to provide security for or add guaranties with respect to the Notes; or to conform the Indenture or the Notes to any provision of the “Description of Notes” included in the offering circular dated November 29, 2006, relating to the Offering.
     13. Remedies for Events of Default.
     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% of principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing sentence, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, as provided in the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to limitations, holders of a majority in principal amount of then-outstanding Notes may direct the Trustee of Notes in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if a committee of Responsible Officers of the Trustee determines in good faith that withholding notice is in the interest of the Holders. At any time after declaration of acceleration but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes then outstanding by written notice to the Company and the Trustee may waive any existing Default or Event of Default for all Holders, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. In addition, upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying the Default or Event of Default.
     14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     15. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or of any Guarantor contained in the Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future director, officer, employee, controlling person or stockholder of the Company or of any Guarantor. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     18. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of December 6, 2006, between the parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time (the “Registration Rights Agreement”).
     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/ or the Registration Rights Agreement. Requests may be made to:
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Facsimile No.: (281) 372-2301
Attention: Chief Financial Officer

Assignment Form
To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                             to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or 4.16 of the Indenture, check the box below:
     ☐     Section 4.15         ☐     Section 4.16
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:
$
Date:

Your Signature:

(Sign exactly as your name appears on the Note)

Signature Guarantee:

Tax Identification No.:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
     The initial principal amount of this Global Note is [     ] Million Dollars ($[     ]). The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, resulting in increases or decreases of the principal amount of this Global Note, have been made:

			Principal Amount of	Signature of
	Amount of	Amount of	this Global Note	authorized
	decrease in	increase in	following such	officer of
Date of	Principal Amount of	Principal Amount of	decrease	Trustee or
Exchange	this Global Note	this Global Note	(or increase)	Custodian

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Facsimile No.: (281) 372-2301
Attention: Chief Financial Officer
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Corporate Trust Services
Dallas, Texas 75202-4086
     Re: 8% Senior Notes due 2016 of Complete Production Services, Inc.
     Reference is hereby made to the Indenture, dated as of December 6, 2006 (the “Indenture”), between Complete Production Services, Inc., as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     ___(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___in such Note[s] or interests (the “Transfer”), to ___(the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933 (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note or the Definitive Note and in the Indenture and the Securities Act.
2. ☐ Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 904 (b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. person or for the account or benefit of a U.S. person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.
3. ☐ Check and complete if Transferee shall take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
     (a) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
     (b) such Transfer is being effected to the Company or a subsidiary thereof;
or
     (c) such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
     (d) such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture, and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Notes and in the Indenture and the Securities Act.
4. ☐ Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
     ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
     This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
By:

Name:
Title:
Dated:                     ,

ANNEX A TO CERTIFICATE OF TRANSFER
1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE]
(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or
(b)	☐ a Restricted Definitive Note.
2.	After the Transfer the Transferee shall hold:
[CHECK ONE]
(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ Unrestricted Global Note (CUSIP ); or
(b)	☐ a Restricted Definitive Note; or

(c)	☐ Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Facsimile No.: (281) 372-2301
Attention: Chief Financial Officer
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Corporate Trust Services
Dallas, Texas 75202-2812
     Re: 8% Senior Notes due 2016 of Complete Production Services, Inc.
(CUSIP ______ )
     Reference is hereby made to the Indenture, dated as of December 6, 2006 (the “Indenture”), between Complete Production Services, Inc., as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Assocation, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
      ______ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ ______ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
     (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933 (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (b) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and

C-1

pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

[Insert Name of Owner]

By:

Name:
Title:
Dated:                     ,

C-2

EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Facsimile No.: (281) 372 2301
Attention: Chief Financial Officer
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Corporate Trust Services
Dallas, Texas 75202-2812
     Re: 8% Senior Notes due 2016
     Reference is hereby made to the Indenture, dated as of December 6, 2006 (the “Indenture”), by and between Complete Production Services, Inc. as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     In connection with our proposed purchase of $ ______ aggregate principal amount of:
(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,
we confirm that:
     1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).
     2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C)

D-1

to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from the Company in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
     3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by the Company will bear a legend to the foregoing effect.
     4. We are an institutional “accredited investor” (as defined in Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
     5. We are acquiring the Notes or beneficial interest therein purchased by the Company for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
     You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:

Name:
Title:
Dated:                     ,

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